Exhibit 99.1

VANTAGE DRILLING ANNOUNCES PROPOSED OFFERING BY ITS SUBSIDIARY OFFSHORE GROUP INVESTMENT LIMITED OF NEW SENIOR SECURED FIRST LIEN NOTES DUE 2023

HOUSTON, TX — 3/20/2013 – Vantage Drilling Company (“Vantage,” or the “Company”) (NYSE MKT: VTG) announced today that its wholly-owned subsidiary Offshore Group Investment Limited (the “Issuer”) intends to offer, subject to market and other conditions, $600 million in aggregate principal amount of its Senior Secured First Lien Notes due 2023 (the “Notes”). The Notes will be guaranteed by Vantage and each of the Issuer’s existing and future subsidiaries and by certain of Vantage’s other subsidiaries and will be senior secured obligations of the Issuer and the guarantors.

The Issuer expects to use the net proceeds from this offering, if completed, to pay a portion of the total consideration and accrued and unpaid interest on its previously announced cash tender offer for any or all of its existing 11 1/2% Senior Secured First Lien Notes due 2015.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The Notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S of the Securities Act. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption under the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Vantage’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Vantage’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Vantage does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.